                                                                  EXHIBIT 23.4


                        [Ryder Scott Company Letterhead]



               Consent of Ryder Scott Company Petroleum Engineers


As independent petroleum engineers, we hereby consent to the incorporation by reference in this registration statement of our Firm's review of the proved oil and gas reserve quantities of Apache Corporation, DEKALB Energy Company, and of certain properties acquired from Texaco Exploration and Production Inc., as of January 1, 1995, and to all references to our Firm's name and review included in this registration statement.


                                        /s/ Ryder Scott Company
                                        /s/ Petroleum Engineers

                                        Ryder Scott Company
                                        Petroleum Engineers


Houston, Texas
October 27, 1995